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                                                                    EXHIBIT 23.4

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the inclusion in this Registration Statement on Amendment No. 1 to Form S-1 of our reports dated April 12, 1996 (except for certain disclosures presented in Footnote 1, as to which the date is August 1, 1996) on our audits of (i) the statements of assets to be sold and related statements of vessel operations of Seal Fleet, Inc. and Subsidiaries and (ii) the combined statements of vessel operations of Indian Seal Partners, Ltd., Baffin Seal Partners, Ltd., Baltic Seal Partners, Ltd., Bengal Seal Partners, Ltd., and Ross Seal Partners, Ltd. appearing in the Prospectus, which is part of this Registration Statement.


     We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas

January 27, 1997